Windes & McClaughry Accountancy Corporation
18201 Von Karman Avenue, Suite 1060
Irvine, California 92612

August 13, 2009

Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Re:     Sionix Corporation

Ladies and Gentlemen:

We have read the statements made by Sionix Corporation (the Company), which we understand will be filed with the Securities and Exchange Commission, pursuant to Items 4.01 and 4.02 of Form 8-K, as part of the Form 8-K/A of the Company dated August 18, 2009 and expected to be filed on or about August 25, 2009.

Except as described below in our comments, we agree with the other statements concerning Windes & McClaughry Accountancy Corporation (Windes) only in Item 4.01 and 4.02 of the Form 8-K/A.

Item 4.01 – We have no basis on which to agree or disagree with the statement that the Board of Directors approved the dismissal of Windes as the Company's auditor. We also have no basis on which to agree or disagree with the statements that the Board of Directors approved the reengagement of Kabani and whether Kabani has formally reaccepted the Company as a client for the fiscal 2007 and 2008 audits of financial statements to be restated, nor with the statements regarding consultations with Kabani.

Item 4.02 – We have no basis on which to agree or disagree with any of the statements in Parts (a) or (b) except the statements in Part (a) regarding Windes.

Very truly yours,

/s/ Windes & McClaughry Accountancy Corporation

August 13, 2009